EXHIBIT 10.14

UNITED BANCORP, INC.
UNITED BANK & TRUST
UNITED BANK & TRUST -WASHTENAW
MANAGEMENT COMMITTEE
INCENTIVE COMPENSATION PLAN

          This Management Committee Incentive Compensation Plan ("Plan") has been adopted by the Boards of Directors of United Bancorp, Inc. ("UBI"), United Bank & Trust (UB&T) and United Bank & Trust - Washtenaw ("UB&T-W") to be effective on and after January 1, 2009, and until amended or terminated by the Boards of Directors.

I.  Purpose of the Plan.

          The Purpose of the Plan is to provide incentives in the form of additional compensation to those employees of UBI, UB&T and UB&T-W, who are members of the Management Committee and other designated key employees. The Plan is designed to reward performance which significantly contributes to the attainment of the business objectives of UBI, UB&T and UB&T-W, specifically including objectives for the Net Income and Return on Equity of UBI.

II.  Definition of Terms.

          The following defined terms shall have the meanings set forth below:

A.	"Compensation Committee" shall mean the compensation committee of UBI.

B.

"Net Income" shall mean the net income of UBI (as applicable) as determined by the certified public accounting firm retained by UBI to audit its books and records for the applicable Plan Year, provided that the Compensation Committee may in its discretion make any adjustments it deems appropriate to reflect extraordinary events that may otherwise result in distortions of Net Income as intended for purposes of this Plan.

C.	"Plan Year" shall mean the calendar year, beginning with calendar year 2009.

D.

"Return On Equity" and "UBI ROE" shall mean UBI's Net Income after income taxes, divided by average equity capital, all as determined by the certified public accountants retained by UBI to perform its audit for the applicable Plan Year, provided that the Compensation Committee may in its discretion make any adjustments it deems appropriate to reflect extraordinary events that may otherwise result in distortions of UBI ROE as intended for purposes of this Plan.

E.

"SEO" shall mean each senior executive officer, which shall include only the principal executive officer of UBI, the principal financial officer of UBI, and each of the other three (3) most highly compensated executive officers of UBI and its controlled group, as determined according to the requirements in Item 402 of Regulation S-K under the federal securities laws by reference to total compensation for the last completed fiscal year, without regard to whether the compensation is includible in gross income. Until the compensation data for the current fiscal year are available, UBI shall make its best efforts to identify the three most highly compensated executive officers for the current fiscal year. "Executive officer" has the same meaning as defined in Rule 3b-7 of the Securities Exchange Act of 1934. "Controlled group" has the same meaning as defined in Section 414(b) and (c) of the Internal Revenue Code, but only taking into account parent-subsidiary relationships.

III.  General Description.

          Compensation awards will be based on UBI Return on Equity and Net Income adjusted annually by the Compensation Committee, with approval of the Boards of Directors.

          The Plan protects the interest of shareholders by requiring the attainment of specified levels of Net Income and Return on Equity by UBI, thus aligning the interests of shareholders and Participants in the Plan.

          The Plan is evidence of UBI's commitment to the philosophy that a portion of the total compensation of its Management Committee employees should be awarded on an incentive basis which recognizes the contributions of key individual employees to the success of UBI. The Plan is UBI's method of providing that incentive compensation on an equitable basis.

IV.  Administration.

          The Compensation Committee has the responsibility to interpret, administer, and amend the Plan. The determination of the Compensation Committee with respect to the construction, interpretation and administration of the Plan shall be final and binding on all parties, subject to the provisions of the Claims and Claims Review Procedure set forth in paragraph X, below.

V.  Plan Participants.

          Participants in the Plan shall be only those employees of UBI, UB&T and UB&T-W who are duly appointed members of the Management Committee and other designated key employees for all or a portion of any Plan Year.

          Employees who become members of the Management Committee and other key employees designated to participate in the Plan during a Plan Year may become Participants in the Plan on such terms and conditions as may be approved in the discretion of the Compensation Committee.

VI.  Determination of Incentive Compensation.

          Prior to the beginning of each Plan Year (or prior to February 1, 2009 for the first Plan Year), the Compensation Committee, with approval of the Boards of Directors, shall establish the following standards for the Plan for the forthcoming Plan Year:

A.	The UBI ROE and Net Income targets. The UBI ROE and Net Income targets for the Plan Year shall be adjusted annually.

B.	Participants will be assigned to one of four groups to determine targeted levels of payouts. The Participant list and assigned group shall be reviewed and adjusted annually.

C.

Attached and incorporated Exhibit A sets forth the percentage of each Participant's base compensation which will be paid as incentive compensation in accordance with the percentage of the applicable target achieved by the Participant for the Plan Year. Exhibit A shall be reviewed and adjusted annually.

VII.  Payment of Incentive Compensation.

          After the end of the Plan Year, the Compensation Committee shall determine and certify whether the UBI ROE and Net Income targets have been met and the amount of incentive compensation due to each Participant. Such amounts shall be paid to the Participants as soon as reasonably possible after the end of the applicable Plan Year and completion of the necessary accounting required to accurately make such determinations, but in any event no later than the March 15 following the end of the applicable Plan Year.

VIII.  Partial Payments of Incentive Awards.

          Partial payment of incentive awards will be made under the following circumstances:

A.

New Participants - if an individual becomes a Participant during the Plan Year, his or her participation in the Plan for that Plan Year shall be as determined on a prorata basis in the discretion of the Compensation Committee acting in accordance with the provisions of paragraph VI above.

B.

Retirement/Disability - in the event a Participant's employment is terminated by retirement or disability, the Participant's incentive compensation will be based on a prorata portion of the Plan Year during which the Participant actually provided his or her personal services.

C.

Death - if a Participant dies during the Plan Year, the Participant's incentive compensation will be based on a prorata portion of the Plan Year during which the Participant actually provided his or her personal services. Any unpaid incentive compensation shall be paid to the Participant's designated beneficiary, or to his or her estate.

D.

Termination for Other Causes - in the event a Participant's employment is terminated during a Plan Year for any reason other than retirement, disability or death, the Participant shall forfeit all unpaid incentive compensation.

IX.  Recovery of Incentive Compensation

          If the UBI ROE or Net Income determined for a Plan Year is later proven to be materially inaccurate, each Participant who received excess incentive compensation shall return the excess incentive compensation to UBI, UB&T or UB&T-W, as the case may be. Excess incentive compensation is the amount by which the incentive compensation paid to the Participant under this Plan exceeds the amount that would have been paid based on an accurate determination of UBI ROE and Net Income.

X.  Claims and Claims Review Procedure.

          If any claim for incentive compensation under this Plan is denied in whole or in part, the Compensation Committee shall as soon as administratively feasible furnish the claimant with a written notice which:

A.	Sets forth the reason for the denial; and

B.	Explains the claim review procedure set forth herein.

          Failure by the Compensation Committee to respond to a claim within a reasonable period of time shall be deemed a denial. Within sixty (60) days after denial of any claim for incentive compensation under this Plan, the claimant may make a written request for a review of the denial.

          Any claimant seeking review is entitled to examine all pertinent documents, and to submit issues and comments in writing. The Compensation Committee shall render a decision on review of a claim not later than ninety (90) days after receipt of a request for review. The decision of the Compensation Committee on review shall be in writing and shall state the reason for the decision.

          A claimant must first exhaust these administrative procedures before pursuing any claim for benefits under this Plan in any other venue.

XI.  Amendments or Termination.

          The Compensation Committee may modify, amend or terminate this Plan at any time, provided that no such modification, amendment or termination shall adversely affect a Participant's right to incentive compensation for the then current Plan Year, except to the extent required by law or to the extent the Compensation Committee determines that a modification is needed to ensure that the Plan does not encourage SEOs to take unnecessary or excessive risks that threaten the value of UBI or any of its controlled group members.

XII.  Miscellaneous Provisions.

A.	A Participant's rights and interests under the Plan may not be assigned, pledged or transferred in any manner.

B.

No Participant or other person shall have any claim or right to be granted incentive compensation under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any Participant or employee of UBI, UB&T or UB&T-W any right to be retained as an employee.

C.	UBI, UB&T and UB&T-W, as applicable, shall have the right to deduct any taxes required by law to be withheld from all incentive compensation paid in accordance with this Plan.

XIII.  Governing Law.

          This Plan and all the determinations made and actions taken pursuant hereto shall be governed by and interpreted under the laws of the state of Michigan, except as otherwise specifically provided by the terms of the Plan.

          IN WITNESS WHEREOF, this Plan has been executed by the undersigned duly authorized corporate officers by authority duly vested in them by appropriate action of the applicable Board of Directors, this ___ day of January, 2009.

United Bancorp, Inc.

By:
Robert Chapman, Chairman and Chief Executive Officer

United Bank & Trust

By:
Joseph R. Williams, President and Chief Executive Officer

United Bank & Trust- Washtenaw

By:
Todd C. Clark, President and Chief Executive Officer